UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☑	Soliciting Material Pursuant to § 240.14a-12
Dell Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies: N/A

(2)	Aggregate number of securities to which transaction applies: N/A

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): N/A

(4)	Proposed maximum aggregate value of transaction: N/A

(5)	Total fee paid: N/A
☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid: N/A

(2)	Form, Schedule or Registration Statement No.: N/A

(3)	Filing Party: N/A

(4)	Date Filed: N/A
Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Filed by: Dell Inc.
Pursuant to Rule 14a-12
under the Securities Exchange Act of 1934
Subject Company: Compellent Technologies, Inc.
Commission File No. 0-17017
On December 14, 2010, the following information was provided by Dell Inc. (“Dell”): (i) a presentation addressing “Top Questions” regarding Dell’s proposed acquisition of Compellent Technologies, Inc. (the “Proposed Transaction”) to replace the PowerPoint presentation addressing “Top Questions” and summarizing key aspects of the Proposed Transaction filed by Dell on December 13, 2010; and (ii) internet links to the Wall Street Journal and Bloomberg news articles filed herewith.

Top Questions Dell Why acquire Compellent? Strategic Relevance? Terms of the acquisition Term fee High premium paid Synergies? Growth or cost? Accretion GAAP Accretion Relationship with EMC Can EMC terminate Does this replace EMC Risks to existing revenue EQL and CML overlap Dell distribution Customer benefits Deal closing Organization/Key Talent Compellent's technology Compellent's sales Compellent R&D Overall acquisition strategy More storage acquisitions? Overall Dell Strategy Existing customers Reseller agreement Why merger vs. tender? Compellent Why sell to Dell? Other suitors / Length of Discussions Additional information 1

Why is Dell acquiring Compellent? Why now? Enhances Dell's IP and position in mid and high end SAN with leading capabilities in thin provisioning and automated data tiering Compellent's combines industry standard hardware and software IP to optimize data storage and efficiently provision and retrieve data where needed Compellent acquisition delivers on Dell's commitment to open, capable and affordable solutions that reduce TCO Lower CAPEX and OPEX of competition More functionality and scalability than high-end competition Growing customer base, at over 2,500 currently Leverage industry standard hardware Compellent improves Dell's profitability in the large, growing mid-range storage space Compellent grew >50% CAGR over past 5 years Compellent has a 55% YTD gross margin in 2010; consistent with the higher margin storage offerings we have added to our business 2

Strategic Relevance Dell's scale, size and sales distribution will drive greater deployment and penetration of Compellent's products Compellent's Fluid Data Architecture automates data movement and management to adapt to constant change Single integrated solution for storage, recovery and management of data by combining software with standards-based hardware Compellent offers Dell significant growth opportunities throughout the midsize enterprise space Compellent has a strong, fast growing customer base across a number of important industry verticals This value proposition aligns with Dell's desire to help customer's cut operating expenses and put control back into the storage/server layer, creating flatter architectures and flatter organizations to drive down total cost 3

Terms of Acquisition Dell announced today that Compellent has accepted its offer to acquire the storage leader for $27.75 per share in cash, or approximately $820 million, net of Compellent's cash (equity value of shares is $960M) Compellent provides a leading, virtualized storage platform that is intelligent, powerful and easy to use Pending regulatory approval, we anticipate to close the transaction early next year, funded with cash Dell has reached retention agreements with Compellent senior leadership team Closing is subject to Compellent stockholder approval and other customary closing conditions At closing of the transaction, it is anticipated that Dell shareholders will own 100% percent of the combined company Dell has entered into a reseller agreement with Compellent 4

Termination Fee This information will come out to shareholders when Compellent files its documents Reasonable break-up fee, similar to what you have seen in past transactions With respect to PAR, this information was made available when the tender offer was filed 5

Premium Paid Has industry leading technology and improves Dell's profitability in the large, growing mid range SAN segment The transaction is expected to be accretive to Dell's non-GAAP earnings in FY12 when synergies are considered Compellent grew > 50% over past 3 years Compellent had a 55% gross margin YTD; consistent with the higher margin storage offerings we have added to our business Strong customer and channel relationships with strong customer loyalty; Dell brings scale to more broadly distribute and further monetize Compellent products Compellent's technology is an important asset Compellent is a leader in highly-virtualized storage solutions with strengths in automated data tiering and thin provisioning Similar strategic assets have commanded premium valuations (Data Domain / EMC - 5.5x and 87.0% 1-day premium, Starent / Cisco - 6.9x, Bladelogic / BMC - 8.6x) 6

Synergies and Expansion No doubt that growth is the primary focus of this transaction The transaction is accretive to Dell's earnings when synergies are considered Compellent grew > 100% over past 3 years Compellent had a 55% gross margin YTD; consistent with the higher margin storage offerings we have added to our business Strong customer and channel relationships with strong customer loyalty; Dell brings scale to more broadly distribute and further monetize Compellent products Expect transaction to be accretive to Non-GAAP earnings by FY12 7

Accretion The transaction is expected to be accretive to Dell's non-GAAP earnings in FY12 when synergies are considered 8

GAAP Accretion Depends on details of purchase accounting In addition, depends on our relationship with EMC We continue to value our partnership with EMC and are in continued discussions with them We will have more details with respect to GAAP upon close 9

Relationship with EMC Our storage solutions offer customer choice, and as such, EMC will continue to be an important part of our storage offerings Dell is delivering open, capable and affordable solutions driven by customer choice EMC remains a trusted partner, a leader in storage and we value our partnership with them 10 year relationship with EMC and we will continue to have a relationship with them As we build out our storage business, the nature of the relationship may evolve, but we are in regular discussions with them We value our commitment to our Dell/EMC customers in supporting their existing environments and expansion needs. We will continue to offer fibre channel Dell/EMC storage solutions that support customers' choice just like we do today on mid-range iSCSI We have 24,000 satisfied customers and we have a responsibility to continue to provide them with the EMC products of their choice. 10

Can EMC Terminate Partnership We have worked this with EMC leadership and have agreed that we will continue this important relationship. Yes, but there are certain wind-down provisions should they choose to do so EMC remains a trusted partner, a leader in storage and we value our partnership with them and we believe the relationship is today and will continue to be mutually beneficial We believe we can continue to help EMC extend its distribution reach and continue to drive a valuable relationship for each party 11

Does Compellent replace EMC We have worked this with EMC leadership and have agreed that we will continue this important relationship We value our commitment to our Dell/EMC customers in supporting their existing environments and expansion needs We will continue to offer fibre channel Dell/EMC storage solutions that support customers' choice just like we do today on mid-range iSCSI. EMC remains a trusted partner, a leader in storage and we value our partnership with them 12

Risks to existing revenue We have a strong partnership with EMC We have worked this with EMC leadership and have agreed that we will continue this important relationship Certain EMC products, especially the CX120, the AX and Data Domain products, are critical to our storage line up. They represent the vast majority of our EMC business. We value our commitment to our Dell/EMC customers in supporting their existing environments and expansion needs Customers continue to purchase from Dell branded EMC products today and we do not expect this to change Our offerings are about delivering customer choice and providing the best value solutions in areas where customer needs are changing like cloud computing We believe Compellent will see significant growth as customers value the flexibility, ease of use and of cost savings opportunities the solution provides 13

EQL and Compellent Overlap Very minimal overlap between EQL and Compellent EQL is typically a ~50K price point, where Compellent is more $100K and up These two offerings are highly complementary There are technologies with Compellent that can likely be extended to other places in the portfolio 14

Dell sales distribution network? Dell's scale, size and sales distribution will drive greater deployment and penetration of Compellent's products EqualLogic has grown from $100M in revenue to $800M runrate in nearly three years, and we expect Compellent will benefit from the same scale and network effects Success was the result of listening to customer needs, sales training, expanding channels of distribution and providing scale that EqualLogic needed. Compellent will benefit in the same way. Compellent already has a strong, channel assisted sales model, which we will look to build upon 15

Customer benefits Compellent's offerings are consistent with Dell and address heterogeneous server farms, virtualization, and many multi-tenant environments Dell's intent is to drive increased efficiency with a goal of reducing data management costs. These savings can help Dell customers make room in their budgets for other strategic investments to help their business succeed. Dell's new solutions and flexible services free customers to capitalize on the 'Virtual Era' of the technology industry and realize new levels of efficiency, with a goal of reducing data management costs by up to 50 percent and making room in budgets for the strategic investments 16

Timing of Close / Integration Timing of Close Pending regulatory approval, we anticipate to close the transaction early next year and it will be funded with cash Compellent and Dell will continue to operate as separate companies until the transaction closes Business will continue as usual in order to minimize business disruption. Integration Sales growth imperative at both companies Both companies working together to broaden sales playbook EqualLogic integration was about growth and has proven successful Revenue up 6x since acquisition Realized global value - #1 WW position in iSCSI Will apply learnings to Compellent integration 17

Organization & Key Talent Retention Dell has reached retention agreements with Compellent senior leadership team Compellent team will report into Dell's enterprise product group and respective sales segments At this time, there is no change to the Compellent organization or leadership structure. Compellent team members will become Dell employees immediately upon closing and appropriate work council approvals 18

Compellent's Technology Compellent is a leader in providing automatic, tiered storage for the mid- and high-end SAN market Compellent Fluid Data Architecture automates data movement and management to adapt to constant change Technology Benefits Thin Provisioning Automated data tiering Advanced snapshot capabilities Continuous data protection Thin replication Dynamic storage migration Easy to use management interface Modular, scalable hardware Combined file-level access and block-level efficiencies 19

Compellent's Sales Compellent has a 100% channel sales model Dell will be able to leverage broader partner network along with breadth of direct relationships Compellent team will report into Dell's enterprise product group and respective sales segments Compellent already has ~2,500 customers at present across a range of key verticals and geographies 20

Compellent R&D EqualLogic, Exanet, KACE, Scalent and Ocarina all have strong engineering and R&D cultures Compellent will fit nicely in this culture and further expand our ability to develop IP internally 21

Dell acquisition strategy We'll complement organic strategy by filling in some gaps with strategic acquisitions that catch a wave of emerging/disruptive technology or those where we can grow revenue synergies. The current acquisition is about putting together Compellent's advantaged technology and Dell's ability to monetize, scale and grow the asset Compellent is a natural extension of Dell's recent acquisition strategy and adds additional muscle to the company's intelligent data management story. Compellent had a development partnership with scalable-file system developer Exanet and is qualified with virtual resource manager Scalent, two of Dell's recent acquisitions. Compellent gives Dell mid and high end SAN offerings that customers have been requesting 22

More storage acquisitions We recognize the world is moving toward unified storage - to this end, we continue to invest, augment and complement a unified storage platform Dell is not hampered by legacy products; Adding IP to deliver solutions customers require (e.g., cloud, iSCSI, Dedupe, thin provisioning, unified storage) We purchased Exanet to provide Clustered File system capability and hope to launch high-performance, scalable NAS solutions next year on top of our EqualLogic line Intelligent data management continues to be a priority. We believe Dedup will occur at every point in the datacenter. We bought Ocarina to offer content aware Dedup at the Block and File level - consistent with our goal to deliver unified storage solutions. We will continue to invest in intelligent data management tools that manage storage across block, file and unified environments. Building a unified solution more from ground up and drive things like Ocarina and Exanet across portfolio 23

Overall Dell strategy? BVS Strategy: Enterprise innovation and efficiency depends on solutions that are open, capable and affordable. Dell is uniquely open and unconstrained to legacy assets and proprietary approaches to deliver against these needs. The CIO agenda isn't about managing OPEX at the expense of CAPEX, or, innovation at the expense of open. It is about driving efficiency without compromise and reinvesting the savings towards innovation and returning shareholder value. Dell is building and acquiring IP in areas where customer needs are growing the fastest (e.g., services, cloud, iSCSI, Dedupe, thin provisioning, unified storage) Compellent provides mid and high end SAN with leading capabilities in thin provisioning and automated data tiering Dell brings scale to more broadly distribute and further monetize Compellent's products Dell is committed to open, capable and affordable solutions that deliver value and lower TCO 24

Existing Customers At this time, customers' relationship with Dell will not change. Customers will continue to work with the same account teams and technical specialists. Our number one priority is to ensure that this transition is smooth for all our customers and Compellent's customers. We will continue to provide customers with best-in-class customer service and support in order to ensure their success in the marketplace. 25

Reseller Agreement The purpose of the agreement is to enable, educate and prepare sales teams for the post-transaction relationship Can't offer to Dell resellers until transaction is closed from a legal standpoint Dell has embraced the channel, ~25% of our commercial business is channel driven This should provide more upside to existing CML reseller partners 26

Merger vs. Tender Standard industry approach that we used in this transaction 27

Why sell to Dell? Dell brings scale to more broadly distribute and further monetize Compellent's products Successfully integrated and grown EqualLogic revenues from $100M to >$800M runrate business in nearly three years. Success was the result of listening to customer needs, sales training, expanding channels of distribution and providing scale that EqualLogic needed. Compellent will benefit in same way. Dell is building and acquiring IP in areas where customer needs are growing the fastest (e.g., cloud, iSCSI, Dedupe, thin provisioning, unified storage) Compellent is a leader in providing modular SAN solutions for virtualized and cloud environments and Dell's strategy of delivering highly efficient enterprise solutions as we enter the "Virtual Era" is perfectly aligned with Compellent's vision 28

Other Suitors / Length of Discussions Were there other suitors for Compellent? We don't discuss M&A discussions publicly. We believe this represents a "win" for our shareholders. 29

Additional Information Important Information In connection with the proposed transaction, Compellent will file a proxy statement with the SEC. Additionally, Compellent and Dell will file other relevant materials in connection with the proposed acquisition of Compellent by Dell pursuant to the terms of the merger agreement. INVESTORS AND STOCKHOLDERS OF COMPELLENT ARE ADVISED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND THE PARTIES THERETO. Investors and stockholders may obtain free copies of the proxy statement and other documents filed by the parties (when available), at the SEC's Web site at www.sec.gov or at Compellent's Web site at www.compellent.com/investors. The proxy statement and such other documents may also be obtained, when available, for free from Compellent by directing such request to Investor Relations, 7625 Smetana Lane, Eden Prairie, MN 55344- 3712, telephone: (952) 294-3300. Compellent, Dell and their respective directors, executive officers and other members of management and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies from Compellent's stockholders in connection with the proposed transaction. Further, such persons may have direct or indirect interests in the Merger due to, among other things, securities holdings, pre-existing or future indemnification arrangements, vesting of equity awards, or rights to severance payments in connection with the Merger. Information concerning the interests of these persons will be set forth in the proxy statement relating to the transaction when it becomes available. Forward Looking Statements Statements in this presentation that relate to future results and events are forward-looking statements made within the meaning of Section 21E of the Securities Exchange Act of 1934 based on Dell and Compellent's current expectations regarding the merger transaction. Actual results and events in future periods may differ materially from those expressed or implied by these forward-looking statements because of a number of risks, uncertainties and other factors. There can be no assurances that a transaction will be consummated. Other risks, uncertainties and assumptions include the possibility that expected benefits may not materialize as expected; that the transaction may not be timely completed, if at all; that, prior to the completion of the transaction, if at all, Compellent's business may experience significant disruptions due to transaction-related uncertainty or other factors that the parties are unable to successfully implement integration strategies; and other risks that are described in Dell's Annual Report on Form 10-K for the fiscal year ended January 29, 2010 and in its subsequently filed SEC reports and Compellent's Annual Report on Form 10-K for the year ended December 31, 2009 and in its subsequently filed SEC reports. Neither Dell nor Compellent undertakes any obligation to update these forward- looking statements except to the extent otherwise required by law. 30

The Wall Street Journal.
Is Dell-Compellent the Top of the Data Storage Frenzy?
By Shira Ovide
How much longer can the data-storage party last?
Dell today clinched its acquisition of Compellent Technologies for $960 million, or $820 million after stripping out Compellent’s cash. The deal, valued at $27.75 a share, is part of a flood of deals for companies that store caches of computer data and help companies make sense of the tangle of digital information.
Bank of America Merrill Lynch said Dell’s deal is valued at about 4 times Compellent’s forward sale estimates, which the analysts said is relatively inexpensive compared to other big storage acquisitions. 3PAR’s purchase by Hewlett-Packard was a multiple of 10 times forward sales and EMC’s purchase of Isilon was at 8-9x forward sales, BofA Merrill Lynch says.
The question is whether we’ve reached a peak in the frenzy of computing companies grabbing up data storage companies, including those in the ever-hot “cloud computing” sector — a catch all term for storing files and services over the Internet instead of on physical hardware located on site.
Hewlett-Packard and Dell were locked in feverish, weeks-long fight for data-storage company 3Par, before H-P came away from the scrum with a $2.35 billion acquisition. EMC last month also agreed to buy storage maker Isilon Systems, and IBM in September agreed to buy data specialist Netezza Corp. Dell itself already has added storage companies such as Ocarina Networks Inc. to its shopping cart.
“Valuations in this space are clearly inflated given robust growth in data creation and the growing need for enterprises to more efficiently store and manage data,” Credit Agricole said in a research note.
Here are more analyst takeaways from the Dell deal:
“This is far below some of the recent storage deals, but probably still slightly more than we would have paid given 1) Compellent’s much lower gross margin compared to the other recent deals (low 50’s vs. high 60’s for others) and 2) the lack of a clear fit within another major hardware vendor, and thus the likelihood of no other serious competitive bidders in the process.” — Hapoalim Securities
“Dell’s proposed acquisition of Compellent should not come as a surprise, given the company’s past interest in 3PAR and its prior comments of ongoing interest in the enterprise storage segment. We do not believe Compellent provides transformative technology assets, but the incremental improvement to Dell’s portfolio is a step in the right direction.” — J.P. Morgan
“We view Dell’s recent acquisition activity (i.e., EqualLogic and Perot Systems) into new business areas and away from commodity hardware as a long-term positive. However, we note that acquisition-related changes introduce notable integration risk in the near term.” — Baird
Bloomberg
Dell Plans More Data-Storage Acquisitions After Compellent Deal
By Aaron Ricadela and Amy Thomson — Dec 13, 2010 3:06 PM CT
Dell Inc. plans more data-storage acquisitions following the $960 million purchase today of Compellent Technologies Inc. to strengthen its hand in the market against rivals Hewlett-Packard Co. and EMC Corp.
About 3.5 percent of Dell’s $15.4 billion in sales last quarter came from storage products. Dell, the world’s third- largest personal-computer maker, may seek purchases in software for managing data storage systems, Executive Vice President Brad Anderson said today on a conference call with reporters.
“The storage area will continue to be a very attractive area for us,” said Anderson. In the meantime, Round Rock, Texas- based Dell plans to keep reselling EMC’s products, he said.
HP, EMC, International Business Machines Corp., Cisco Systems Inc., and Oracle Corp. may also bulk up in the storage market as businesses look to manage increasing amounts of data, according to analysts. Possible data-management targets include CommVault Systems Inc. and Double-Take Software Inc., Jayson Noland, an analyst at Robert W. Baird & Co., said in an e-mail.
Symantec Corp.’s Veritas software may also be valuable to Dell or HP, said San Francisco-based Noland, who has an “outperform” rating on Dell shares and doesn’t own any.
Several of Compellent’s peers were acquired this year. HP, the world’s biggest PC maker, outbid Dell in September for storage company 3Par Inc. HP agreed to pay $2.35 billion, more than triple the business’s market value before any bids became public. IBM bought Netezza Corp. in November, and EMC agreed to buy Isilon Systems Inc. the same month. Storage hardware and software maker NetApp Inc. is also seen as a potential target.
Important Information
In connection with the proposed transaction, Compellent will file a proxy statement with the SEC. Additionally, Compellent and Dell will file other relevant materials in connection with the proposed acquisition of Compellent by Dell pursuant to the terms of the merger agreement. INVESTORS AND STOCKHOLDERS OF COMPELLENT ARE ADVISED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND THE PARTIES THERETO.
Investors and stockholders may obtain free copies of the proxy statement and other documents filed by the parties (when available), at the SEC’s Web site at www.sec.gov or at Compellent’s Web site at www.compellent.com/investors. The proxy statement and such other documents may also be obtained, when available, for free from Compellent by directing such request to Investor Relations, 7625 Smetana Lane, Eden Prairie, MN 55344-3712, telephone: (952) 294-3300.
Compellent, Dell and their respective directors, executive officers and other members of management and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies from Compellent’s stockholders in connection with the proposed transaction. Further, such persons may have direct or indirect interests in the Merger due to, among other things, securities holdings, pre-existing or future indemnification arrangements, vesting of equity awards, or rights to severance payments in connection with the Merger. Information concerning the interests of these persons will be set forth in the proxy statement relating to the transaction when it becomes available.
Forward Looking Statements
Statements in these news articles that relate to future results and events are forward-looking statements made within the meaning of Section 21E of the Securities Exchange Act of 1934 based on Dell and Compellent’s current expectations regarding the merger transaction. Actual results and events in future periods may differ materially from those expressed or implied by these forward-looking statements because of a number of risks, uncertainties and other factors. There can be no assurances that a transaction will be consummated. Other risks, uncertainties and assumptions include the possibility that expected benefits may not materialize as expected; that the transaction may not be timely completed, if at all; that, prior to the completion of the transaction, if at all, Compellent’s business may experience significant disruptions due to transaction-related uncertainty or other factors that the parties are unable to successfully implement integration strategies; and other risks that are described in Dell’s Annual Report on Form 10-K for the fiscal year ended January 29, 2010 and in its subsequently filed SEC reports and Compellent’s Annual Report on Form 10-K for the year ended December 31, 2009 and in its subsequently filed SEC reports. Neither Dell nor Compellent undertakes any obligation to update these forward-looking statements except to the extent otherwise required by law.